Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 10, 2006 included in the Amendment No. 2 to the Registration Statement (Form S-4 No. 333-139536) and related prospectus/proxy statement of NAVTEQ Corporation dated January 31, 2007, with respect to the consolidated balance sheets of Traffic.com, Inc as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the 3 years in the period ended December 31, 2005,  incorporated by reference in this Form 8-K/A.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
May 11, 2007